Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos 333-217559, 333-196110, 333-174152, and 333-156501) of MYR Group Inc. of our report dated March 1, 2019 relating to the financial statements of CSI Electrical Contractors, Inc. as of and for the years ended December 31, 2018 and 2017, which appears in this Current Report on Form 8-K/A dated September 27, 2019.

/s/ Meadows & Fries, LLP

Santa Ana, CA

September 27, 2019